Exhibit 10.25

CONTRIBUTION AGREEMENT

(5255 Sepulveda Associates, LLC)

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of May 10, 2004, by and among the parties listed on Schedule A to this Agreement and signatory hereto, (each, a “Contributor” and, collectively, the “Contributors”) and Extra Space Storage LP, a Delaware limited partnership (the “Operating Partnership”).

RECITALS

WHEREAS, the Contributors are the sole members of 5255 Sepulveda Associates, LLC, a California limited liability company (“Sepulveda LLC”), pursuant to the Operating Agreement for 5255 Sepulveda Associates LLC, entered into as of January 2, 1997, as amended, (the “Operating Agreement”) and together own, possess and hold any and all member interests and all other beneficial interests, in Sepulveda LLC, in each case as more fully set forth on Exhibit A attached to this Agreement (such membership interests and other beneficial interests of the Contributors as a whole, together with the Contributors’ other rights and interests to participate in or benefit from the ownership, profits and/or losses of Sepulveda LLC or any property distributable by Sepulveda LLC pursuant to the terms of the Operating Agreement or otherwise, in each case as set forth on Exhibit A to this Agreement, are referred to in this Agreement as the “Contributors’ Entire LLC Interest”);

WHEREAS, Sepulveda LLC owns a self-storage facility and the parcel of real property located at 5255 Sepulveda Boulevard, Sherman Oaks, California, as more fully described on Exhibit A attached to this Agreement and incorporated herein by this reference (the “Real Property”);

WHEREAS, the Operating Partnership and Extra Space Storage, Inc., a Maryland corporation (the “REIT”), are in the process of conducting a reorganization in which, among other things, the Operating Partnership will, directly and through its wholly-owned subsidiaries, acquire interests in certain self-storage facilities from third parties and joint venture partners of its affiliates (such reorganization and all transactions related thereto the “Formation Transactions”);

WHEREAS, immediately prior to the completion of the Formation Transactions, the REIT will conduct an underwritten initial public offering of its shares of common stock pursuant to an effective registration statement filed with the Securities and Exchange Commission (such underwritten initial public offering, the “IPO”); and

WHEREAS, subject to the completion of the Formation Transactions and the IPO, the Contributors desire to contribute all of their right, title and interest in and to the Contributors’ Entire LLC Interest, free and clear of all liens, security interests, prior assignments or conveyances, conditions, special assessments, easements, reservations, restrictions, and encumbrances whatsoever and all other defects or imperfections in title (collectively, “Encumbrances”), to the Operating Partnership in accordance with the terms and subject to the conditions, and for the consideration, specified in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

1. Contribution of Contributors’ Entire LLC Interest; Effective Date. The Contributors agree to contribute, transfer, convey and assign to the Operating Partnership, and the Operating Partnership agrees to accept the contribution, transfer, conveyance and assignment of, the Contributors’

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Entire LLC Interest, pursuant to the terms and conditions set forth in this Agreement. On the Closing Date (as defined in Section 9.A. of this Agreement), the Contributors shall contribute, transfer, convey and assign to the Operating Partnership the Contributors’ Entire LLC Interest, free and clear of all Encumbrances.

2. Real Property Description. The Real Property shall include all of the rights, title and interest of Sepulveda LLC in and to the Real Property, with respect to the Real Property, as more fully described on Exhibit A attached to this Agreement and incorporated herein by this reference, together with all of Sepulveda LLC’s right, title and interest in and to all buildings, structures, fixtures, parking areas, easements, rights-of-way and improvements on the real property included in the Real Property, including without limitation all of Sepulveda LLC’s personal and other property related to or located on the real property and used or useful in the operation of Sepulveda LLC’s self-storage business at the location of the Real Property, such as (i) tangible personal property (i.e., supplies, vehicles, machinery, equipment, furniture and trade fixtures, computers and related hardware and software), (ii) agreements, contracts, subcontracts, warranties, guarantees, or other similar arrangements or rights thereunder, (iii) franchises, approvals, consents, permits, licenses, orders, registrations, certificates, certificates of occupancy, exemptions and similar rights obtained from governments or agencies or any other written authorizations necessary for the use or ownership of the Real Property, (iv) all right, title and interest, if any, of Sepulveda LLC and any Contributor in and to any land lying in the bed of any street, road or avenue opened or proposed in front of or adjoining the Real Property to the center line thereof, and all right, title and interest of Sepulveda LLC and any Contributor in and to any award or payment made, or to be made (x) for any taking in condemnation, eminent domain or agreement in lieu thereof of land adjoining all or any part of the Real Property; (y) for damage to the Real Property or any part thereof by reason of change of grade or closing of any such street, road, highway or avenue; and (z) for any taking in condemnation or eminent domain of any part of the Real Property, (v) leases, subleases, licenses and other occupancy agreements, rents, profits and all other rights thereunder, (vi) prepayments and deferred items, claims, deposits, refunds, causes of action and rights of recovery, (vii) accounts, accounts receivable, reserve funds, notes, leases and other receivables, (viii) telephone numbers, books, records, ledgers, files, documents, correspondence and lists, (ix) drawings and specifications, architectural plans, advertising and promotional materials, studies, reports, (x) intangibles including trade or business names, logos, trademarks, goodwill and going concern value and (xi) utilities, reservations, hereditaments, privileges, tenements, opportunities, strips, gores, easements and other rights and benefits running with the land. The term “Real Property” shall not include any current or contingent debts, liabilities or obligations of Sepulveda LLC, except for those liabilities secured by that certain Deed of Trust, dated December 19, 2001, among Sepulveda LLC, whose address is 2444 Wilshire Blvd., Suite 200, Santa Monica, CA 90403, as trustor, Foothill Independent Bank, whose address is Corporate Office, 510 South Grand Avenue, Glendora, CA 91741, as lender, and Fidelity National Title Company, whose address is 19019 Ventura Boulevard, Tarzana, CA 91356, as trustee (the “Deed of Trust”).

3. Consideration. The aggregate consideration for which the Contributors agree to contribute, transfer, convey and assign the Contributors’ Entire LLC Interest to the Operating Partnership is the total sum of $8,542,555 (eight million five hundred forty two thousand five hundred fifty five dollars) (the “Aggregate Consideration Value”); provided, however, that the Aggregate Consideration Value shall be increased by the amount, if any, of payments made by Sepulveda LLC or the Contributors to pay down the principal amount of indebtedness securing the Real Property between December 31, 2003 and the Closing Date. The Aggregate Consideration Value is allocable among the Contributors and each Contributor’s portion of the Contributors’ Entire LLC Interest being contributed by such Contributor as set forth on Schedule A to this Agreement. On the Closing Date, the Aggregate Consideration Value shall be paid by the Operating Partnership by delivering (i) an amount, in cash, by wire transfer of immediately available funds to an account to be designated in writing by the Contributor’s Agent (as defined in Section 6.A. of this Agreement) at least five (5) days prior to the Closing Date on behalf of each Contributor, equal to each Contributor’s share of the Cash Consideration (as defined below) set forth next to each such Contributor’s name on Schedule A to this Agreement, or (ii) a number of common limited partnership units of the Operating Partnership (each such unit an “OP Unit”) to the Contributors’ Agent (as defined in Section 6.A of this Agreement) on behalf of each Contributor, having a value equal to the applicable Contributor’s share of the OP Unit Consideration (as defined below) set forth next to each such Contributor’s name on Schedule A to this Agreement, with each individual OP Unit having a value equal to the initial public offering price of one share of common stock of the REIT issued in the IPO. The aggregate number of OP Units to be issued to the Contributors pursuant to the preceding sentence shall be referred to in this Agreement as the “OP Unit Consideration” and shall be issued in the names of or recorded in the names of the Contributors. The aggregate cash portion of the Aggregate Consideration Value shall be referred to in this Agreement as the “Cash Consideration.” The transfer of the OP Unit Consideration to the Contributors shall be evidenced by either an amendment (the “Amendment”) to the agreement of limited partnership of the Operating Partnership (the “OP Agreement”) or by the issuance of physical certificates representing such OP Units (the “Certificates”), in either case, as determined by the Operating Partnership, in its sole discretion. The parties to this Agreement shall take such additional actions and execute such additional documentation as may be required by the OP Agreement in order to effect the transactions contemplated by this Agreement.

4. Tax Treatment. The contribution, transfer, conveyance and assignment effectuated pursuant to this Agreement shall be treated as a transaction in “assets-over” form pursuant to Treasury Regulation Section 1.708-1(c)(3). To the extent any Contributor transfers all or any portion of Contributors’ Entire LLC Interest to the Operating Partnership in exchange for the Cash Consideration, or to the extent their transfer of any portion of Contributors’ Entire LLC Interest is otherwise treated as a “disguised sale” pursuant to Section 707 of the Internal Revenue Code of 1986, as amended (the “Code”), or the Treasury Regulations thereunder (any such Contributor referred to as a “Selling Member,” and the portion of the interest sold referred to as the “Sold Interest”), such transfer shall be treated as a purchase of the Sold Interest by the Operating Partnership directly from the Selling Member in accordance with the provisions of Treasury Regulation Section 1.708-1(c)(4) and Code Section 741. Each Selling Member expressly consents to such tax treatment with respect to their Sold Interest. Based on the above, the Operating Partnership and the Contributors agree that the transaction shall be treated for federal income tax purposes as if the Selling Members sold the Sold Interests in Sepulveda LLC to the Operating Partnership, Sepulveda LLC then transferred its assets and liabilities (except to the extent attributable to the Sold Interests) to the Operating Partnership in exchange for the OP Unit Consideration, and then Sepulveda LLC liquidated, distributing the OP Unit Consideration to the Contributors (other than the Selling Members with respect to their Sold Interests) and distributing the balance of its assets and liabilities to the Operating Partnership in redemption of the Sold Interests acquired by the Operating Partnership. The Operating Partnership further agrees that to the extent any Contributor has executed a “Guarantee” (as defined below) or a “deficit restoration obligation” (as defined below), it will allocate a portion of its debt equal to the amount so guaranteed or the amount of such obligation, as applicable, to the applicable Contributor. The obligations in this Section 4 shall survive the Closing until the expiration of the applicable statute of limitations.

5. Term of Agreement. If the Closing (as defined in Section 9.A. of this Agreement) does not occur by August 31, 2004 (the “Termination Date”), this Agreement shall be deemed terminated and shall be of no further force and effect and neither the Operating Partnership nor any Contributor shall have any further obligations pursuant to this Agreement except as specifically set forth in this Agreement.

6. Additional Covenants and Agreements from the Contributors.

A. Each of the Contributors hereby designates and appoints John Liebes as the contributors’ agent (the “Contributors’ Agent”) and designates him as his or her agent and attorney-in-fact to take all actions and execute all documentation on his or her behalf and in his or her name that he deems necessary or advisable to effect the transactions contemplated by this Agreement, including, without limitation, receiving the OP Unit Consideration in accordance with Section 3 of this Agreement on behalf of each of the Contributors.

B. Each of the Contributors hereby acknowledges and agrees that none of the REIT, the Operating Partnership nor any of their respective affiliates is responsible for the distribution or allocation of the Cash Consideration or the OP Unit Consideration to the Contributors and that none of them shall have any obligation whatsoever to the Contributors once the Aggregate Consideration Value is delivered by the Operating Partnership to the Contributors’ Agent.

C. Each of the Contributors hereby acknowledges and agrees that the Operating Partnership may rely on all written directions and instructions of the Contributors’ Agent as if such directions and instructions were given directly by the individual Contributors.

7. Acceptance Certificate. From the Effective Date until Closing, the Operating Partnership shall have the right to determine in its good faith whether the Real Property is suitable and satisfactory for the Operating Partnership’s intended use of the Real Property. The Operating Partnership will notify the Contributors in writing, on or before the Closing, that the Operating Partnership intends to proceed with the acquisition of the Contributors’ Entire LLC Interest (such writing referred to herein as the “Acceptance Certificate”).

8. Survey and Title Matters.

A. Title Insurance. Promptly after the Effective Date, the Operating Partnership may order, at its option, at its sole cost and expense, from Chicago Title Insurance Company, National Office, at 171 N. Clark Street, 3rd Floor, Chicago, IL 60601, Attention: Ronald K. Szopa (the “Title Company”) a current title insurance commitment for a policy (ALTA) of owner’s title insurance and a copy of all exceptions referred to therein (the “Title Commitment”). The Title Commitment shall irrevocably obligate the Title Company to issue an ALTA Title Insurance Policy in the full amount of the Aggregate Consideration Value or such other amount as determined by the Operating Partnership (the “Title Policy”), which Title Policy shall insure the Operating Partnership’s fee simple title to the Real Property. The Operating Partnership will also order, at its sole cost and expense, from the Title Company customary UCC, judgment and bankruptcy searches on the Contributors and the Real Property (collectively, the “Searches”).

B. Survey. The Operating Partnership may order, at its option, at its sole cost and expense, an ALTA survey of the Real Property (“Survey”). The legal description of the Real Property set forth in the Survey shall be substituted for the description of the Real Property set forth herein and such substituted legal description shall be used in other documents, if applicable, to be delivered by the Contributors to the Operating Partnership or the Title Company at Closing.

C. Title and Survey Objection. Prior to Closing, the Operating Partnership shall provide the Contributors with notice of any matters set forth in the Title Commitment, Survey or the Searches which are unacceptable to the Operating Partnership. Any matters set forth in the Title Commitment, Survey or the Searches to which the Operating Partnership does not object, or which have been waived or cured shall be referred to collectively herein as the “Permitted Exceptions.” The Contributors may elect to have such unacceptable exceptions removed from the Title Commitment or to have such unacceptable exceptions cured to the reasonable satisfaction of the Operating Partnership and the Title Company or surveyor, if applicable. In the event the Contributors, at their discretion, fail or determine not to cure any such unacceptable exceptions before Closing, the Operating Partnership shall either (i) waive the

Operating Partnership’s objection to said unacceptable exceptions and consider said unacceptable exceptions Permitted Exceptions or (ii) terminate this Agreement. Notwithstanding anything to the contrary contained in this Section 8.C. or any other provision in this Agreement, the Contributors shall be obligated to cure, satisfy or obtain affirmative title insurance (which affirmative title insurance shall be reasonably acceptable to the Operating Partnership) with regard to any and all Monetary Objections (as hereinafter defined) and any other encumbrance, exception or matter first appearing of record after the Effective Date as a result of or arising by, through or under the voluntary action or voluntary inaction of the Contributors, and if not so addressed by the Contributors, the Operating Partnership may use the proceeds of the Aggregate Consideration Value at Closing for such purpose. For purposes of this Agreement, the term “Monetary Objection” shall mean (a) any mortgage, deed to secure debt, deed of trust, assignment of leases and rents, negative pledge, financing statement or similar security instrument encumbering all or any part of the Real Property, (any mechanic’s, materialmen’s, broker’s or similar lien), (b) the lien for ad valorem real or personal property taxes, assessments and governmental charges affecting all or any portion of the Real Property which are delinquent, and (c) any final unappealable judgment of record against the Contributors in the county or other applicable jurisdiction in which the Real Property is located.

9. Closing Date and Closing Procedures and Requirements.

A. Closing Date. The “Closing Date” or “Closing” of this Agreement and the completion of the acquisition of the Contributors’ Entire LLC Interest by the Operating Partnership shall be on or before five (5) business days after the closing of the IPO. Closing shall take place at the offices of Clifford Chance US LLP, 200 Park Avenue, New York, New York or at such other place as the parties hereto may agree upon and shall be coordinated and conducted with the Title Company’s office. However, Closing shall not occur unless each and every condition to (i) the Operating Partnership’s obligations, more specifically set out and otherwise enumerated in Section 15 of this Agreement and (ii) the Contributors’ obligations, more specifically set out and otherwise enumerated in Section 16 of this Agreement, has been satisfied or waived.

B. Conveyance of Title and Delivery of Closing Documents. By the Closing Date, (A) the Contributors shall have delivered (i) all documents and items set forth in Exhibit B, attached to this Agreement and incorporated herein by this reference, and (ii) a non-foreign status affidavit pursuant to Section 1445 of the Code, in the form of Exhibit C, attached to this Agreement and incorporated herein by this reference, duly executed by the Contributors, and (B) the parties hereto shall have submitted to the Title Company any other documents reasonably required by the Title Company for Closing. The Contributors must provide such undertakings, at no cost and expense to the Contributors, as the Title Company may require to issue the Title Policy to the Operating Partnership.

C. Payment of Aggregate Consideration Value at Closing and Interest Assignment. On the Closing Date, the Operating Partnership shall transfer the Aggregate Consideration Value to the Contributors’ Agent pursuant to Section 3 of this Agreement. Simultaneously with the delivery of the OP Unit Consideration and the Cash Consideration, each Contributor will contribute, transfer, convey, assign and deliver to the Operating Partnership good and valid title in and to the Contributors portion of the Contributors’ Entire LLC Interest held by such Contributor, in each case, free and clear of all Encumbrances, by executing and delivering to the Operating Partnership a member interest transfer agreement substantially in the form of Exhibit D attached to this Agreement.

D. Closing Costs. The Contributors shall, at Closing, pay such portion of the sales or use, transfer or similar tax payable by virtue of the transfer and contribution or deemed transfer or contribution of personal property, any real estate transfer and transaction taxes and levies relating to the transfer and contribution of the Contributors’ Entire LLC Interest, (including, without limitation, the revenue or documentary stamps, transfer tax or similar tax) attributable to, based on, or arising from the Aggregate Consideration Value and the Operating Partnership shall pay the remaining portion thereof, if any. The Operating Partnership shall, at Closing, pay any title insurance premiums and endorsements (including any fees for title examination), and any escrow fees and recording or filing fees. The Operating Partnership also agrees to pay for the cost of all inspections, including environmental site assessments and the Survey and the cost of any extended title coverage or special endorsements. Except as otherwise set forth in Section 13.C of this Agreement, each party shall pay the fees and costs of its own attorneys and its accounting or financial advisors and their representatives.

E. Risk of Loss. If all or any portion of the Real Property is taken, or becomes subject to a pending taking, by eminent domain, or is conveyed in lieu thereof, or if Sepulveda LLC or any Contributor receive notice of any rezoning of the Real Property, the Operating Partnership shall have the right and option to terminate this Agreement by providing the Contributors with written notice at any time after its receipt of written notification from the Contributors of any such occurrence. If the Operating Partnership elects not to terminate this Agreement, then, as of the Closing, the Contributors shall deliver to the Operating Partnership the amount of any award or other proceeds on account of such taking or conveyance which have been actually paid to the Contributors prior to the Closing Date as a result of such taking or conveyance (less all costs and expenses, including, without limitation, attorneys’ fees and costs, incurred by the Contributors as of the Closing Date in obtaining payment of such award or proceeds or in repairing or restoring the Real Property) and, to the extent such award or proceeds have not been delivered to the Contributors, the Contributors shall assign to the Operating Partnership at Closing (without recourse to the Contributors) the rights of the Contributors to, and the Operating Partnership shall be entitled to receive and retain, all awards for the taking of the Real Property or any portion thereof or conveyance in lieu thereof (less the costs and expenses described above in this Section 9 to the extent not previously paid to the Contributors out of the award or proceeds for the applicable taking or conveyance in lieu thereof).

10. Tax Matters.

A. Definitions. As used in this Section 10, the terms set forth below shall have the following respective meanings:

(i) “Book Gain” means any gain that would not be required under Section 704(c) of the Code and applicable Treasury Regulations to be specifically allocated to the Contributors but rather would be allocated to all partners in the Operating Partnership, including the REIT, in accordance with their respective economic interests in the Operating Partnership.

(ii) “Negative Capital Protection Period” shall mean, with respect to each Contributor, (i) a period of time commencing on the Closing Date and ending on the date that is nine years following the Closing Date (the “Initial Negative Capital Protection Period”) and (ii) an additional period of time commencing at the end of the Initial Negative Capital Protection Period and ending on a date that is three years following the end of the Initial Negative Capital Protection Period (the “Negative Capital Protection Period Extension”); provided, however, that the Negative Capital Protection Period Extension shall not apply to any Contributor that as of the end of the Initial Negative Capital Protection Period continues to hold less than 50% of the OP Units issued to such Contributor on the Closing Date.

(iii) “Protected Gain” shall mean the taxable gain that a Contributor would be allocated and recognize under Section 704(c) of the Code if the Real Property is sold in a fully taxable transaction. The estimates of the initial Protected Gain allocable to each Contributor with respect to the Real Property as of the Closing Date are set forth in Schedule B hereto. Anything to the contrary herein notwithstanding, any gain that would be allocated to a Contributor upon a sale of the Real Property that is a “Book Gain would not be considered Protected Gain.

(iv) “Qualifying Debt” shall mean (i) unsecured debt of the Operating Partnership with respect to which the lender has recourse, without limitation, to all assets of the Operating Partnership provided such debt is not junior to any other unsecured debt of the Operating Partnership or (ii) debt of the Operating Partnership secured by property with a value at least equal to 150% of the loan balance at the time the Guarantee (as defined below) or at the time any subsequent guarantee of such debt is incurred by another party. Debt which satisfies requirement (i) or (ii) above will not be Qualifying Debt if and when there is another guarantee by any person (other than the REIT) with respect to the same indebtedness that is prior to (i.e., with less economic risk) the Guarantee provided by the Contributors pursuant to this Agreement.

(v) “Sale Restriction Period” shall mean, with respect to each Contributor, (i) a period of time commencing on the Closing Date and ending on the date that is nine years following the Closing Date (the “Initial Sale Restriction Period”) and (ii) an additional period of time commencing at the end of the Initial Sale Restriction Period and ending on a date that is three years following the end of the Initial Sale Restriction Period (the “Sale Restriction Period Extension”); provided, however, that the Sale Restriction Period Extension shall not apply to any Contributor that as of the end of the Initial Sale Restriction Period continues to hold less than 50% of the OP Units issued to such Contributor on the Closing Date.

B. Restriction on Dispositions of Property.

(i) The Operating Partnership agrees not to sell or dispose of the Real Property in a transaction that would cause any Contributor, during the Sale Restriction Period applicable to such Contributor, to recognize any Protected Gain, unless the Operating Partnership makes the indemnity payment to any such Contributor set forth in Section 10.D(i). For purposes of this Section 10.B, the Real Property will also include any direct or indirect interest owned by the Operating Partnership in any entity that owns an interest in the Real Property, if the disposition of that interest would result in the recognition of Protected Gain by such Contributor.

(ii) The prohibition on the sale or other disposition of the Real Property would not apply if the Real Property is disposed of in a transaction in which no gain is required to be recognized by the Contributor (for example, an exchange under Section 1031 of the Internal Revenue Code or a tax-free partnership merger or contribution). However, in such case, the provisions of Section 10.B(i) would then apply to the replacement property (or partnership interest received in the exchange) to the extent the sale or disposition of that asset would result in the recognition of Protected Gain.

C. Debt Opportunity. The Operating Partnership shall make available to each Contributor, during the Negative Capital Protection Period applicable to such Contributor, an opportunity to either (i) make a “bottom guarantee” of Qualifying Debt substantially in the form of the Guaranty Agreement attached as Exhibit F hereto (the “Guarantee”) and in an amount, with respect to each Contributor, at least equal to the amount set forth next to such Contributor’s name on Schedule C hereto (such amount being each such respective Contributor’s “Negative Capital Account”) or (ii) enter into a special loss allocation and “deficit restoration obligation,” in an amount, with respect to each Contributor, at least equal to such Contributor’s Negative Capital Account by executing a deficit restoration election form substantially in the form attached as Exhibit G hereto. Each Contributor shall either accept or decline such opportunity within twenty (20) business days of receipt of written notice from the Operating Partnership of the availability of such opportunity. During the Negative Capital Protection Period, the

Operating Partnership agrees to maintain, directly or indirectly, “recourse” indebtedness at least equal to the aggregate amount set forth on Schedule C hereto for all Contributors. For the balance of the Negative Capital Protection Period applicable to a Contributor, if any Guaranteed debt is being repaid or refinanced and, after giving effect thereto, the total debt allocable to such Contributor would be less than 110% of such Contributor’s Negative Capital Account, then the Operating Partnership shall offer such Contributor a new Guarantee or special loss allocation and “deficit restoration obligation” in accordance with this Section 10.C. Such Contributor shall either accept or decline such offer within twenty (20) business days of receipt of written notice from the Operating Partnership of the repayment or refinancing. Notwithstanding the twenty (20) day notice period set forth above, with respect to the debt opportunity being made available at the Closing Date, the Operating Partnership may ask the Contributors to accept a shorter notice period, and the Contributors will not unreasonably withhold their consent to such request, which notice period shall in no event expire later than the date of completion of the IPO. After the expiration of Negative Capital Protection Period with respect to a Contributor, the Operating Partnership shall use its commercially reasonable efforts to provide Guarantee or special loss allocation and “deficit restoration obligation” opportunities to such Contributor to the extent reasonably necessary to permit such Contributor to continue to defer the tax gain attributable to its Negative Capital Account, provided that the Operating Partnership shall in no event be required to incur any new or additional indebtedness for purposes of this commercially reasonable efforts covenant. Notwithstanding the foregoing, if at any time a Contributor declines, in whole or in part, to either make a “bottom guarantee” or enter into a special loss allocation and deficit restoration obligation with respect to such Contributor’s Negative Capital Account, such Contributor’s Negative Capital Account as set forth in Schedule C shall be permanently decreased by the amount of protection declined. Concurrently with the Closing, the Operating Partnership will provide a copy of each Guarantee of debt of the Operating Partnership to the lender with respect to such debt.

D. Indemnity.

(i) Indemnity for Breaches of Section 10.B. In the event of a breach of the provisions of Section 10.B by the Operating Partnership during the Sale Restriction Period applicable to any Contributor, the Operating Partnership shall reimburse such Contributor for the taxes incurred with respect to the Protected Gain attributable to the Real Property, computed assuming the maximum potential effective combined federal and state income tax rate on such character and type of gain (using the state income tax rates for the state(s) in which such gain would be subject to tax for a particular Contributor), plus an amount sufficient to compensate such Contributor for all taxes payable with respect to such payment (such additional amount being the “Gross-up Amount”). The Gross-up Amount shall be computed without regard to any losses, credit, or other tax attributes that a Contributor might have that would reduce its actual tax liability. Anything to the contrary in this Agreement notwithstanding, the sole and exclusive rights and remedies of any Contributor for a breach or violation of the provisions of Section 10.B by the Operating Partnership shall be a claim for damages against the Operating Partnership, computed as set forth in this Section 10.D(i), and no Contributor shall be entitled to pursue a claim for specific performance of the provisions of Section 10.B by the Operating Partnership, or bring a claim against any person that acquires the Real Property from the Operating Partnership in violation of Section 10.B.

(ii) Indemnity for Breaches of Section 10.C. In the event of a breach of the provisions of Section 10.C by the Operating Partnership during the Negative Capital Protection Period applicable to any Contributor, the Operating Partnership shall reimburse such Contributor for the taxes incurred with respect to the gain resulting from such breach, plus the Gross-up Amount, both as determined in accordance with Section 10.D(i). Anything to the contrary in this Agreement notwithstanding, the sole and exclusive rights and remedies of any Contributor for a breach or violation of the provisions of Section 10.C by the Operating Partnership shall be a claim for damages against the

Operating Partnership, computed as set forth in this Section 10.D(ii), and no Contributor shall be entitled to pursue a claim for specific performance of the provisions of Section 10.C by the Operating Partnership.

E. Section 704(c) Method. The Operating Partnership will use the “traditional method” with respect to the Real Property, with no “curative allocation” of income or gain to offset any “shortfall” in depreciation that results by reason of the use of the “traditional method,” including upon sale of the Real Property.

11. Representations and Warranties of the Contributors. Each Contributor hereby makes the following representations and warranties (in each case on his or her own behalf and not on the part of or with respect to any other Contributor), each of which is material and being relied upon by the Operating Partnership, each and every one of which is true, correct, and complete as of the date of this Agreement (unless they expressly provide for a future date), and will be true, correct, and complete as of the Closing Date:

A. Organization and Authority. If the Contributor is an entity, it is a limited partnership, partnership, limited liability company or trust, duly organized or formed, validly existing and in good standing under the laws of the state of its organization or formation. Each Contributor has full limited partnership, partnership, limited liability company or trust right, power and authority to execute and deliver this Agreement and to perform all of its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the performance by each such Contributor of its respective obligations hereunder require no further action or approval of any other individuals or entities in order to constitute this Agreement as a binding and enforceable obligation of each such Contributor in accordance with its terms subject, as to enforcement, to the bankruptcy, reorganization, insolvency and other similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

B. Ownership.

(i) Such Contributor owns its portion of the Contributors’ Entire LLC Interest indicated on Exhibit A hereto, beneficially and of record, free and clear of any and all Encumbrances. Except for this Agreement, such Contributor has not granted any options, warrants, or rights to subscribe to, securities, member interests, rights or obligations convertible into or exchangeable for or given any right to subscribe for or participate in the profits of all or any portion of its portion of the Contributors’ Entire LLC Interest. At Closing, upon consummation of the transactions contemplated hereby, the Operating Partnership will acquire the entire legal and beneficial interest in all of such Contributor’s portion of the Contributors’ Entire LLC Interest, free and clear of any and all Encumbrances, all of which portions taken together equal 100% of the economic and other interests comprising the Contributors’ Entire LLC Interest.

(ii) The Contributors are the only owners of the Contributors’ Entire LLC Interest and the Contributors’ Entire LLC Interest represents all membership, economic or other beneficial interest in Sepulveda LLC;

(iii) no Contributor or Sepulveda LLC has granted any other person or entity an option to purchase or a right of first refusal upon the Contributors’ Entire LLC Interest, or any portion thereof or any direct or indirect interest therein nor are there any agreements or understandings between any Contributor and any other person or entity with respect to the disposition of the Contributors’ Entire LLC Interest or any portion thereof and no other person or entity holds any membership, economic or other beneficial interest in Sepulveda LLC;

(iv) no Contributor has received any notice, and has no knowledge, that Sepulveda LLC or the Real Property or any portion or portions thereof is or will be subject to or affected by any special assessments, whether or not presently a lien thereon;

(v) other than the Deed of Trust, no Contributor or Sepulveda LLC has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the Real Property; and

(vi) no Contributor or Sepulveda LLC has any knowledge or notice that any present default or breach exists under any mortgage or other encumbrance encumbering the Real Property or any covenants, conditions, restrictions, rights-of-way or easements which may affect the Real Property or any portion or portions thereof. No Contributor or Sepulveda LLC has received any notices from governmental or regulatory, authorities pertaining to violation of law or governmental regulations with respect to the Real Property.

C. Noncontravention. Neither the entry into nor the performance of, or compliance with, this Agreement by such Contributor has resulted, or will result, in any violation of, or default under, or result in the acceleration of, any obligation under any limited liability company agreement, partnership agreement, regulations, mortgage indenture, lien agreement, note, contract, permit, judgment, decree, order, restrictive covenant, statute, rule, or regulation applicable to Sepulveda LLC, such Contributor, such Contributor’s portion of the Contributors’ Entire LLC Interest or the Real Property.

D. Litigation. To each Contributor’s knowledge, there is no action, suit, or proceeding, pending or threatened, against or affecting Sepulveda LLC, such Contributor, such Contributor’s portion of the Contributors’ Entire LLC Interest or the Real Property in any court or before any arbitrator or before any federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality which (i) in any manner raises any question affecting the validity or enforceability of this Agreement; (ii) could materially and adversely affect the business, financial position, or results of operations of Sepulveda LLC; (iii) could materially and adversely affect the ability of such Contributor to perform its obligations hereunder, or under any document to be delivered pursuant hereto; (iv) could create a lien on such Contributor’s portion of the Contributors’ Entire LLC Interest or the Real Property, any part thereof, or any interest therein; or (v) could materially and adversely affect Sepulveda LLC, such Contributor’s portion of the Contributors’ Entire LLC Interest or the Real Property, any part thereof, or any interest therein.

E. No Consents. Except as may otherwise be set forth in this Agreement, each consent, approval, authorization, order, license, certificate, permit, registration, designation, or filing by or with any governmental agency or body necessary for the execution, delivery, and performance of this Agreement or the transactions contemplated hereby by such Contributor has been obtained or will be obtained on or before the Closing Date.

F. Securities Law Matters.

(i) In acquiring the OP Units and engaging in this transaction, none of the Contributors are relying upon any representations made to it by the Operating Partnership, or any of its partners, officers, employees, affiliates or agents that are not contained in this Agreement. Such Contributor is aware of the risks involved in investing in the OP Units. Such Contributor has had an opportunity to ask questions of, and to receive answers from, the Operating Partnership or a person or persons authorized to act on their behalf, concerning the terms and conditions of this investment and the financial condition, affairs, and business of the Operating Partnership. Such Contributor confirms that all documents, records, and information pertaining to its investment in the Operating Partnership that have been requested by it, including a complete copy of the form of the OP Agreement, have been made available or delivered to it prior to the date hereof. Such Contributor represents and warrants that each has reviewed and approved the form of the OP Agreement attached to this Agreement as Exhibit E.

(ii) Such Contributor understands that the OP Units have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities acts and are instead being offered and sold in reliance on an exemption from such registration requirements. The OP Units are being acquired by such Contributor solely for its own account, for investment, and are not being acquired with a view to, or for resale in connection with, any distribution, subdivision, or fractionalization thereof, in violation of such laws, and no Contributor has any present intention to enter into any contract, undertaking, agreement, or arrangement with respect to any such resale. Such Contributor understands that the OP Agreement will restrict transfer of the OP Units and that the Certificates will contain the following legend reflecting the requirement that the OP Units cannot be resold without registration under such laws or the availability of an exemption from such registration:

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION, UNLESS THE TRANSFEROR DELIVERS TO EXTRA SPACE STORAGE LP AN OPINION OF COUNSEL SATISFACTORY TO EXTRA SPACE STORAGE LP, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.

G. Accredited Investors. Such Contributor is an accredited investor as that term is defined in Rule 501 of Regulation D under the Securities Act.

H. NASD Affiliation. Such Contributor represents severally that neither it nor any affiliate of such Contributor is a member, affiliate of a member or person associated with a member of the National Association of Securities Dealers, Inc. (“NASD”). Such Contributor further represents severally that neither it nor any of its affiliates owns any stock or other securities of any NASD member not purchased in the open market, or has made any outstanding subordinated loans to an NASD member. (A company or natural person is presumed to control a member of the NASD and is therefore presumed to constitute an affiliate of such member if the company or person is the beneficial owner of 10% or more of the outstanding securities of a member which is a corporation. Additionally, a natural person is presumed to control a member of the NASD and is therefore presumed to constitute an affiliate of such a member if such person has the power to direct or cause the direction of the management or policies of such member.)

I. Tax Matters. Such Contributor (or, if such Contributor is not a natural person, any beneficial owners of such Contributor) represents and warrants that each has obtained from its own counsel advice regarding the tax consequences of (i) the transfer of such Contributor’s portion of the Contributors’ Entire LLC Interest to the Operating Partnership and the receipt of the OP Unit Consideration or the Cash Consideration, as applicable, as consideration therefor, (ii) each Contributor’s admission as a limited partner of the Operating Partnership, and (iii) any other transaction contemplated by this Agreement. Each Contributor (or, if such Contributor is not a natural person, any beneficial owners of such Contributor) further represents and warrants that it has not relied on the Operating Partnership, any other Contributor or any such party’s respective affiliates, representatives, counsel or other advisors and their respective representatives for such tax advice.

J. Bankruptcy with Respect to Sepulveda LLC or Contributors. No Act of Bankruptcy has occurred with respect to Sepulveda LLC or such Contributor. As used herein, “Act of Bankruptcy” shall mean if Sepulveda LLC or any Contributor shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) admit in writing its inability to pay its debts as they become due, (iii) make a general assignment for the benefit of its creditors, (iv) file a voluntary petition or commence a voluntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), (v) be adjudicated bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, receivership, dissolution, winding-up or composition or adjustment of debts, (vii) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), or (viii) take any entity action for the purpose of effecting any of the foregoing.

K. Brokerage Commission. Neither Sepulveda LLC nor such Contributor has engaged the services of, any real estate agent, broker, finder or any other person or entity for any brokerage or finder’s fee, commission or other amount with respect to the transactions described herein on account of any action by any Contributor. Each Contributor hereby agrees to indemnify and hold the Operating Partnership and its employees, directors, partners, affiliates and agents harmless against any claims, liabilities, damages or expenses arising out of a breach of the foregoing. This indemnification shall survive Closing or any termination of this Agreement.

L. Further Representations and Warranties. Each of the following statements is true, correct and complete as of the date of this Agreement (unless they expressly provide for a future date), and will be true, correct and complete as of the Closing Date:

(i) Sepulveda LLC Operations; Formation. Sepulveda LLC was formed on January 2, 1997 as a California limited liability company for the purpose of owning and holding the Real Property. Since the date of its formation, Sepulveda LLC has not owned or held any material assets other than the Real Property other than those assets that are included in the Real Property and those immaterial assets that were used or disposed of in the ordinary course of business of Sepulveda LLC in owning the Real Property. Since the date of its formation Sepulveda LLC has not operated or conducted any other trade or business other than the ownership of the Real Property.

(ii) Liabilities; Indebtedness. Other than the Deed of Trust, none of the Contributors has incurred any indebtedness related to the Real Property or such Contributor’s portion of the Contributors’ Entire LLC Interest.

(iii) Environmental Conditions. Neither such Contributor nor, to such Contributor’s knowledge, Sepulveda LLC, has received any notice of the presence or release of any substance that is regulated under any Environmental Laws (as defined below) as a hazardous solid waste, chemical, pesticide, pollutant, contaminant or toxic, radioactive or otherwise hazardous substance (each a “Hazardous Substance”) that would cause the Real Property to be in violation of any applicable Environmental Laws, nor has such Contributor received written notice that the Real Property is not in compliance with applicable Environmental Laws. For the purposes of this Section 11, “Environmental Laws” means any and all federal, state and local statutes, laws, regulations and rules, guidelines, court orders, judicial or administrative decrees, arbitration awards and the common law, which pertain to the protection of the environment, soil, water, air, flora and fauna, or health and safety matters, as such have been amended, modified or supplemented from time to time (including all amendments thereto and reauthorizations thereof).

(iv) No Continuing Obligations. Neither such Contributor nor, to such Contributor’s knowledge, Sepulveda LLC, is a party to any contract with any governmental or regulatory authority or any person pursuant to which Sepulveda LLC or any of the Contributors have any indemnity or other continuing obligation with respect to (i) the remediation or investigation of any condition resulting from the treatment, storage, or release of Hazardous Substances; or (ii) any actual or potential non-compliance with Environmental Laws.

(v) Compliance With Laws. Neither such Contributor nor, to such Contributor’s knowledge, Sepulveda LLC, has received any written notice or proceedings relating to the revocation or modification of any certificates, authorities or permits issued by any state or federal agencies or bodies necessary to conduct the business to be conducted by Sepulveda LLC which, singly or in the aggregate, if the subject of an unfavorable decision, ruling, or finding, would materially and adversely affect the condition, financial or otherwise, or the earnings, business affairs or business prospects of the Real Property or Sepulveda LLC. Neither Sepulveda LLC nor any such Contributor has received any written or other notice of any violation of any applicable zoning, building or safety code, rule, regulation or ordinance, or of any employment, environmental, wetlands or other regulatory law, order, regulation or other requirement, including without limitation the Americans With Disabilities Act or any restrictive covenants or other easements, encumbrances or agreements, relating to the Real Property, which remains uncured and would materially and adversely affect the condition, financial or otherwise, or the earnings, business affairs or business prospects of Sepulveda LLC or the Real Property.

(vi) Condemnation and Moratoria. Neither such Contributor nor, to such Contributor’s knowledge, Sepulveda LLC, has received any written notice of any (i) pending or threatened condemnation or eminent domain proceedings, or negotiations for purchase in lieu of condemnation, which affect or would affect any portion of the Real Property; (ii) pending or threatened moratoria on utility or public water or sewer hook-ups or the issuance of permits, licenses or other inspections or approvals necessary in connection with the construction or reconstruction of improvements which affect or would affect any portion of the Real Property; or (iii) pending or threatened proceeding to change adversely the existing zoning classification as to any portion of the Real Property.

M. Representations True and Correct. In the event that changes occur as to any material information, documents or exhibits referred to in this Agreement, of which any Contributor has knowledge, such Contributor will immediately disclose the same to the Operating Partnership when first available to such Contributor; and, in the event of any such material change, the Operating Partnership may, at its election, terminate this Agreement.

12. Representations and Warranties of the Operating Partnership. The Operating Partnership hereby makes the following representations and warranties, each of which is material and being relied upon by each Contributor, are true, correct, and complete as of the date of this Agreement (unless they expressly provide for a future date) and will be true, correct, and complete as of the Closing Date:

A. Organization and Authority. The Operating Partnership is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has full limited partnership right, power, and authority to execute and deliver this Agreement and to perform all of its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the performance by the Operating Partnership of its obligations hereunder have been duly authorized by all requisite action of the Operating Partnership and require no further action or approval of the Operating Partnership’s partners, directors, officers, managers or of any other individuals or entities in order to constitute this Agreement as a binding and enforceable obligation of the Operating Partnership in accordance with its terms subject, as to enforcement, to the bankruptcy, reorganization, insolvency and other similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

B. Noncontravention. Neither the entry into nor the performance of, or compliance with, this Agreement by the Operating Partnership has resulted, or will result, in any violation of, or default under, or result in the acceleration of, any obligation under its operating agreement, or any material mortgage, indenture, lien agreement, note, contract, permit, judgment, decree, order, restrictive covenant, statute, rule, or regulation applicable to the Operating Partnership.

C. Litigation. To the Operating Partnership’s knowledge, there is no action, suit, or proceeding, pending or threatened, against or affecting the Operating Partnership in any court or before any arbitrator or before any federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality which in any manner raises any question affecting the validity or enforceability of this Agreement or could materially and adversely affect the ability of the Operating Partnership to perform its obligations under this Agreement, or under any document to be delivered pursuant to this Agreement.

D. OP Units Validly Issued. The OP Units, when issued, will have been duly and validly authorized and issued, free of any preemptive or similar rights, without any obligation to restore capital except as required by the Delaware Revised Uniform Limited Partnership Act (the “Limited Partnership Act”) or as agreed between the Operating Partnership and any limited partner in the Operating Partnership. Each Contributor shall be admitted as a limited partner of the Operating Partnership as of the Closing Date and shall be entitled to all of the rights and protections of a limited partner under the Limited Partnership Act and the provisions of the OP Agreement, with the same rights, preferences, and privileges as all other limited partners on a pari passu basis.

E. Consents. Except as may otherwise be set forth in this Agreement, each consent, approval, authorization, order, license, certificate, permit, registration, designation, or filing by or with any governmental agency or body necessary for the execution, delivery, and performance of this Agreement or the transactions contemplated hereby by the Operating Partnership has been obtained or will be obtained on or before the Closing Date.

F. Brokerage Commission. The Operating Partnership has not engaged the services of any real estate agent, broker, finder or any other person or entity for any brokerage or finder’s fee, commission or other amount with respect to the transactions described herein on account of any action by the Operating Partnership. The Operating Partnership hereby agrees to indemnify and hold each Contributor harmless against any claims, liabilities, damages or expenses arising out of a breach of the foregoing. This indemnification shall survive Closing or any termination of this Agreement.

G. Representations True and Correct. In the event that changes occur as to any material information, documents or exhibits referred to in this Agreement, of which the Operating Partnership has knowledge, the Operating Partnership will immediately disclose the same to the Contributors when first available to the Operating Partnership; and, in the event of any such material change, the Contributors may, at their election, terminate this Agreement.

13. Covenants.

A. Tax Covenants. Sepulveda LLC has in effect an election pursuant to Code Section 754 for its taxable year in which the Closing takes place and will not revoke such election for such year. Each Contributor (or, if such Contributor is not a natural person, any beneficial owners of such Contributor) shall provide the Operating Partnership with such cooperation and information with respect to taxes relating to Sepulveda LLC or any of the Contributors’ Entire LLC Interest or the Real Property as reasonably requested by the Operating Partnership and shall cooperate with the Operating Partnership with respect to its filing of tax returns. The Operating Partnership shall promptly notify the applicable Contributor in writing upon receipt by the Operating Partnership or any of its affiliates of notice of (i) any pending or threatened tax audits or assessments relating to any Contributor, Sepulveda LLC or any part of the Contributors’ Entire LLC Interest or the Real Property and (ii) any pending or threatened federal, state, local or foreign tax audits or assessments of the Operating Partnership or any of its affiliates, in each case which may affect the liabilities for taxes of such Contributor with respect to any tax period ending on or before the Closing Date. Each Contributor (or, if such Contributor is not a natural person, any beneficial owners of such Contributor) shall promptly notify the Operating Partnership in writing upon receipt by such Contributor or its beneficial owners, as applicable, of notice of any pending or threatened federal, state, local or foreign tax audits or assessments relating to Sepulveda LLC or any part of the Contributors’ Entire LLC Interest or the Real Property. The Operating Partnership and each Contributor or its beneficial owners, as applicable, may participate at its own expense in the prosecution of any claim or audit with respect to taxes attributable to any taxable period ending on or before the Closing Date, provided, that such Contributor or its beneficial owners, as applicable, shall have the right to control the conduct of any such audit or proceeding or portion thereof for which such Contributor (or its beneficial owners) has acknowledged liability (except as a partner of the Operating Partnership) for the payment of any additional tax liability, and the Operating Partnership shall have the right to control any other audits and proceedings. Notwithstanding the foregoing, neither the Operating Partnership nor any Contributor (or, if such Contributor is not a natural person, any beneficial owners of such Contributor) may settle or otherwise resolve any such claim, suit to proceeding which could have an adverse tax effect on the other party or its owners without the consent of the other party, such consent not to be unreasonably withheld. Each Contributor (or, if such Contributor is not a natural person, any beneficial owners of such Contributor) and the Operating Partnership shall retain all tax returns, schedules and work papers, and all material records and other documents relating thereto, until the expiration of the statute of limitations (and, to the extent notified by any party, any extensions thereof) of the taxable years to which such tax returns and other documents relate and until the final determination of any tax in respect of such years.

B. Conduct of Business; Post-Closing Adjustment. No distribution may be made to any Contributor pursuant to the Operating Agreement, including, without limitation, Section 4.10 thereof, unless (i) such distribution is made in accordance with past practice and after payment of the management fee (the “Management Fee”) by Sepulveda LLC pursuant to that certain Sepulveda Property Management Agreement, dated as of February 12, 1997, by and among Extra Space Management, Inc., a Utah corporation, Kenneth M. Woolley, Bruce Kaufman, Trustee of the Kaufman Family Trust U/t/d 2/7/95, and Eric Sloane jointly and severally and having their principal address located at 7001 South 900 East, Suite 250, Midvale, Utah 84047, and KLST Partnership, a California General Partnership, having its principal place of business at 2444 Wilshire Boulevard, Suite 200, Santa Monica, California 90403, and (ii) is disclosed to the Operating Partnership. Within ten days after the Closing, the Operating Partnership or Extra Space Storage LLC, a Delaware limited liability company (“ESS”), or another entity designated by ESS, shall pay to the Contributors, by wire transfer in immediately available funds to the account designated in writing by the Contributors’ Agent in accordance with Section 3 hereof, all amounts of Available Cash Flow (as defined in the Operating Agreement) accrued but not paid to the Contributors pursuant to the Operating Agreement (after payment of the Management Fee with respect to such amount) for the period between April 1, 2004 and Closing.

C. Contributors’ Transaction Fees. The Operating Partnership and ESS hereby agree that in the event that the Closing does not occur by the Termination Date, either the Operating Partnership or ESS shall reimburse Contributors’ Agent, on behalf of the Contributors, for reasonable costs and expenses (including, but not limited to, attorneys and accountants fees) incurred by the Contributors in connection with the transactions contemplated by this Agreement, after receipt of satisfactory evidence thereof, provided that such reimbursed amount shall not exceed (together with any reimbursed amount pursuant to Section 13.C of the Venice Agreement (as defined below)) one hundred thousand dollars ($100,000).

14. Waivers of Rights Under Agreements. As of the Closing Date, each Contributor waives and relinquishes all rights and benefits otherwise afforded to such Contributor under any agreement relating to the Contributors’ Entire LLC Interest or the Real Property including, without limitation, any rights of appraisal, rights of first offer or first refusal, buy/sell agreements, and any right to consent to or approve of the sale or contribution of its interest (including its portion of the Contributors’ Entire LLC Interest) in Sepulveda LLC or the Real Property to the Operating Partnership or any direct or indirect subsidiary thereof. If Sepulveda LLC recognizes any gain for income tax purposes as a result of the transfer of a Sold Interest by a Selling Member, such gain shall be specially allocated to such Selling Member notwithstanding any contrary provisions of the Operating Agreement.

15. Conditions Precedent to the Operating Partnership’s Obligations. The Operating Partnership’s obligation to perform any obligations provided for in this Agreement is conditioned upon the occurrence of the following conditions on or before the Closing Date:

A. The Operating Partnership shall have delivered the Acceptance Certificate to the Contributors.

B. The obligations of each Contributor contained in this Agreement to be performed by them shall have been duly performed by them on or before the Closing Date and the Contributors shall not have breached any of their covenants or agreements contained herein.

C. Concurrently with the Closing, each Contributor shall have executed and delivered to the Operating Partnership the documents required to be delivered pursuant to Section 9.B. and Section 9.C. of this Agreement.

D. Each Contributor shall have obtained and delivered to the Operating Partnership any consents or approvals of any Governmental Entity (as defined below) or third parties (including, without limitation, any lenders and lessors) required to consummate the transactions contemplated by this Agreement. As used herein, the term “Governmental Entity” means any governmental agency or quasi-governmental agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

E. No order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or Governmental Entity that prohibits the consummation of the transactions contemplated hereby, and no litigation or governmental proceeding seeking such an order shall be pending or threatened.

F. There shall not have occurred between the date hereof and the Closing Date any material adverse change in any of the assets, business, financial condition, results of operations or prospects of Sepulveda LLC.

G. The Title Company shall be irrevocably committed to issuing a Title Policy upon Closing insuring ownership of the Real Property in the name of the Operating Partnership or its nominee or assignee in the amount equal to the Aggregate Consideration Value, or such other amount as determined by the Operating Partnership in accordance with Section 8 hereof, subject only to Permitted Exceptions.

H. The Real Property shall not have been materially affected by any legislative or regulatory change, or any fire, flood, accident or other adverse event that would prohibit the Operating Partnership from using any part of the Real Property for the Operating Partnership’s intended purpose. In the event of any non-material damage to any part of the Real Property, the Contributors will, at the Operating Partnership’s election, repair any damage or assign any insurance proceeds covering such damage to the Operating Partnership.

I. There shall be no actions, suits or proceedings of any kind or nature whatsoever, legal or equitable, affecting the Contributors’ Entire LLC Interest, Sepulveda LLC or any part of the Real Property or any portion or portions thereof in any material way, or relating to or arising out of the ownership of Sepulveda LLC or Sepulveda LLC’s ownership of the Real Property, in any court or before or by a federal, state, county, municipal department, commission, board, bureau, or agency or other governmental instrumentality.

J. The Formation Transactions and the IPO shall have been completed.

K. The transactions contemplated by (i) that certain Contribution Agreement made and entered into as of May 10, 2004, by and among the parties listed on Schedule A thereto and the Operating Partnership pertaining to that certain parcel of real property located at 658 Venice Boulevard, Los Angeles, California (the “Venice Agreement”) and (ii) that certain Membership Interest Purchase Agreement by and among 24151 Moulton Parkway, Ltd., a California limited partnership, Laguna Associates, a California general partnership and the Operating Partnership, shall have been or be contemporaneously consummated.

Any or all of the foregoing conditions may be waived by the Operating Partnership in its sole and absolute discretion.

16. Conditions to the Contributor’s Obligations. Each Contributor’s obligation to perform any obligations provided for in this Agreement is conditioned upon the occurrence of the following conditions on or before the Closing Date:

A. The representations, warranties and covenants of the Operating Partnership contained in this Agreement shall be true and correct as of the Closing Date.

B. The obligations of the Operating Partnership contained in this Agreement to be performed by it shall have been duly performed by it on or before the Closing Date and the Operating Partnership shall not have breached any of its covenants or agreements contained herein.

C. The Operating Partnership shall have delivered the Acceptance Certificate to the Contributors’ Agent.

D. No order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or Governmental Entity that prohibits the consummation of the transactions contemplated hereby, and no litigations or governmental proceeding seeking such an order shall be pending or threatened.

E. The transactions contemplated by (i) the Venice Agreement and (ii) that certain Membership Interest Purchase Agreement by and among 24151 Moulton Parkway, Ltd., a California limited partnership, Laguna Associates, a California general partnership and the Operating Partnership, shall have been or be contemporaneously consummated.

Any or all of the foregoing conditions may be waived by the Contributors in their sole and absolute discretion.

17. Survival of Representations and Warranties; Remedy for Breach.

A. Subject to the agreements in Sections 4, 10 and 18 hereof, all representations and warranties of the Contributors and the Operating Partnership in this Agreement shall survive the Closing for a period of one year after the Closing Date.

B. Notwithstanding anything to the contrary in this Agreement, except as otherwise provided in Section 19 hereof with respect to the Operating Partnership’s right to obtain an injunction and Section 10 with respect to tax matters, neither the Contributors nor the Operating Partnership shall be liable under this Agreement for monetary damages (or otherwise) for breach of any of its representations, warranties, covenants and obligations or in any agreement or exhibit delivered by any of them pursuant thereto, other than pursuant to Section 18 of this Agreement.

18. Indemnification.

A. Contributor’s Indemnity. Each Contributor hereby, jointly and severally, agrees to indemnify and hold the Operating Partnership and its respective employees, directors, partners, affiliates and agents harmless of and from all liabilities, losses, damages, costs, and expenses (including reasonable attorneys’ fees) which the Operating Partnership may suffer or incur by reason of any breach of such Contributor’s representations or warranties contained in this Agreement and any exhibit or attachment to this Agreement or breach of any covenant or agreement made or to be performed by any Contributor pursuant to this Agreement, including any Exhibit hereto.

B. The Operating Partnership’s Indemnity. The Operating Partnership hereby agrees to indemnify and hold the Contributors and their respective employees, directors, partners, members, trustees, affiliates and agents harmless of and from (i) all liabilities, losses, damages, costs, and expenses (including reasonable attorneys’ fees) which they may suffer or incur by reason of any breach of the Operating Partnership’s representations or warranties contained in this Agreement and any exhibit or attachment to this Agreement or breach of any covenant or agreement made or to be performed by the Operating Partnership pursuant to this Agreement, including any Exhibit hereto, and (ii) any fees, expenses and costs to be paid by the Operating Partnership pursuant to Section 9.D hereof.

C. Limitation Period. Notwithstanding the foregoing, any claim for indemnification under this Section 18 must be asserted in writing, stating the nature of such claim and the basis for indemnification therefore within one year after the Closing. If so asserted in writing within one year after the Closing, such claims for indemnification shall survive until resolved by mutual agreement between the Contributors and the Operating Partnership or by judicial determination. Notwithstanding the foregoing, any claim for breach of Sections 4 and 10 hereof must be so asserted prior to expiration of the applicable statute of limitations (in lieu of the one-year period set forth above), except, in the case of Section 10, to the extent the parties agree to a shorter period (and the payment of an amount pursuant to Section 10 and the acceptance by any Contributor of such amount shall constitute such Contributor’s and the Operating Partnership’s agreement to such shorter period with respect to claims relating to any matters giving rise to such payment, with such shorter period ending on the date of such payment).

19. Injunctions. Each Contributor agrees that irreparable damage would occur to the Operating Partnership in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Operating Partnership shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by such

Contributor and to enforce specifically the terms and provisions hereof in any federal or state court (as to which the parties agree to submit to jurisdiction for the purposes of such action), this being in addition to any other remedy to which the Operating Partnership is entitled under this Agreement or otherwise at law or in equity.

20. Assignment. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void; provided that the Operating Partnership may assign all of its rights and duties under this Agreement to an “affiliated company” (as hereafter defined) without the written consent of the Contributors. An “affiliated company” shall mean an entity that controls, is controlled by, or is under common control with the Operating Partnership.

21. Successors and Assigns. The rights and obligations created by this Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, executors, receivers, trustees, successors and permitted assigns.

22. Governing Law. This Agreement and all transactions contemplated hereby shall be governed by, construed and enforced in accordance with the laws of the State of Delaware.

23. Third Party Beneficiary. Except as specifically set forth in this Agreement, no provision of this Agreement is intended, nor shall it be interpreted, to provide or create any third party beneficiary rights or other rights of any kind in any customer, affiliate, stockholder, partner, member, director, officer, or employee of any party to this Agreement or any other person or entity.

24. Severability. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business, and other purposes of the void or unenforceable provision and to execute any amendment, consent, or agreement deemed necessary or desirable by the Operating Partnership to effect such replacement.

25. Reliance. Each party to this Agreement acknowledges and agrees that it is not relying on tax advice or other advice from the other party to this Agreement, and that it has or will consult with its own advisors.

26. Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

If to the Contributors, to Contributors’ Agent:	John Liebes 2444 Wilshire Boulevard, Suite 200 Santa Monica, CA 90403

with a copy to:

Don Shields c/o Moss & Company 2444 Wilshire Boulevard, Suite 200 Santa Monica, CA 90403

If to the Operating Partnership:	Extra Space Storage LP 2795 E. Cottonwood Parkway, #400 Salt Lake City, UT 84121 Attention: Charles Allen, Esq. Facsimile: 801-562-5579

with a copy to:

Clifford Chance US LLP 200 Park Avenue New York, New York 10166 Attention: Karl A. Roessner Facsimile: 212-878-8375

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 26, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 26, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section 26, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 26). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto in accordance with this Section 26.

27. Weekends, Holidays, Etc. If the time period by which any right, option or election provided for under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which Closing must be held, expires on a day which is a Saturday, Sunday, or official federal or a state holiday for the State of Delaware, then such time period shall be automatically extended through the close of business on the next business day.

28. Further Assurances. From time to time, at either party’s request, whether on or after Closing, and without further consideration, the other party shall execute and deliver any further instruments of conveyance and take such other actions as the requesting party may reasonably require to complete more effectively the transfer of the Contributors’ Entire LLC Interest and the Real Property to the Operating Partnership.

29. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

30. Entire Agreement and Amendments. This Agreement, together with all exhibits attached hereto or referred to herein, contain all representations and the entire understanding between the parties hereto with respect to the subject matter hereof. Any prior correspondence, memoranda or agreements are replaced in total by this Agreement and exhibits hereto. This Agreement may only be modified or amended upon the written consent of each party hereto.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties have executed this Contribution Agreement effective as of the date first written above.

CONTRIBUTORS:

Ronald and Rochelle Tamkin Trust 2444 Wilshire Boulevard, Suite 200 Santa Monica, California 90403

By:
Name:
Title:

Allen Sackler Trust 2444 Wilshire Boulevard, Suite 200 Santa Monica, California 90403

By:
Name:
Title:

Steven Tamkin 22500 Liberty Bell Road Calabasas, California 91302

Robert Tamkin & Nancy Tamkin Revocable Trust dated 10/09/2001 3483 Daniella Ct. Calabasas, California 91302

By:
Name:
Title:

Norm Tamkin, Trustee Tamkin Living Trust dated 11/29/2000 25246 Prado De Las Panteras Calabasas, California 91302

By:
Name:
Title:

Sandra Tamkin 2444 Wilshire Boulevard, Suite 200 Santa Monica, California 90403

Mort’s Associates C/O Mort Kirshner 2444 Wilshire Boulevard, Suite 200 Santa Monica, California 90403

By:
Name:
Title:

Kirshner Family Limited Partnership C/O Mort Kirshner 2444 Wilshire Boulevard, Suite 200 Santa Monica, California 90403

By:
Name:
Title:

Liebes Family Properties, LP C/O John Liebes 2444 Wilshire Boulevard, Suite 200 Santa Monica, California 90403

By:
Name:
Title:

OPERATING PARTNERSHIP:

EXTRA SPACE STORAGE LP, a Delaware limited partnership

By:	ESS HOLDINGS BUSINESS TRUST I, a Massachusetts business trust, its general partner

By:
Name:
Title:

FOR PURPOSES OF SECTION 13(B), and (C) ONLY:

EXTRA SPACE STORAGE LLC, a Delaware limited liability company

By:
Name:
Title: